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EXHIBIT 23.


INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-69672, 33-37396, and 33-40280 of OEC Medical Systems, Inc. on Forms S-8 of our reports dated January 20, 1995, appearing in and incorporated by reference in this Annual Report on Form 10-K of OEC Medical Systems, Inc. for the year ended December 31, 1994.




/s/
DELOITTE & TOUCHE  LLP



March 17, 1995